Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cohen & Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	600,000	$7.82	(2)	$4,692,000	$0.0001531	$718.35
Equity	Preferred Stock Purchase Rights(3)	—	—	—		—	—	—
Total Offering Amounts						$4,692,000		$718.35
Total Fees Previously Paid								$—
Total Fee Offsets								$—
Net Fee Due								$718.35

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) of Cohen & Company Inc. (the “Registrant”) shall also cover such additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Calculated pursuant to Rule 457(c) and (h) under the Securities Act based upon the average ($7.82) of the high ($7.83) and low ($7.81) prices of the Common Stock reported by the NYSE American Stock Exchange on May 30, 2025, which is within five (5) business days prior to the date of this Registration Statement.
(3)	Each share of Common Stock is accompanied by a right to purchase a unit consisting of one ten-thousandth of a share of the Registrant’s Series C Junior Participating Preferred Stock, par value $0.001 per share, pursuant to a Rights Agreement between the Registrant and Computershare Inc., as Rights Agent.